MANNING & NAPIER FUND, INC.
                    ARTICLES SUPPLEMENTARY TO THE CHARTER

      Manning & Napier Fund, Inc., a Maryland corporation having its principal office in Baltimore City, Maryland (hereinafter called the Corporation), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
      FIRST: The board of directors of the Corporation, at a meeting duly convened and held on January 12, 1989, adopted resolutions classifying an additional 100 million unissued and unclassified shares of the common stock of the Corporation (par value $.01 per share) as follows:
      Ten Million (10,000,000) authorized, unissued and unclassified shares of the Corporation (par value $.01 per share) were classified and designated as Class A common stock, representing the shares of the Manning & Napier Fund, Inc. Small Cap Series, so that a total of 20,000,000 shares of the Corporation are currently classified as shares of Class A common stock;
      Fifty Million (50,000,000) authorized, unissued and unclassified shares of the Corporation (par value $.01 per share) were classified and designated as Class B common stock, representing the shares of Manning & Napier Fund, Inc. Discounted Expectations Strategy Series, so that a total of 100,000,000 shares of the Corporation are currently classified as shares of Class B common stock;
      Ten Million (10,000,000) authorized, unissued and unclassified shares of the Corporation (par value $.01 per share) were classified and designated as Class C common stock, representing the shares of Manning & Napier Fund, Inc. Energy Series, so that a total of 20,000,000 shares of the Corporation are currently classified as shares of Class C common stock;
      Ten Million (10,000,000) authorized, unissued and unclassified shares of the Corporation (par value $.01 per share) were classified and designated as Class D common stock, representing the shares of Manning & Napier Fund, Inc. Technology Series, so that a total of 20,000,000 shares of the Corporation are currently classified as shares of Class D common stock.
      Ten Million (10,000,000) authorized, unissued and unclassified shares of the Corporation (par value of $.01 per share) were classified and designated as Class E common stock, representing the shares of Manning & Napier Fund, Inc. Commodity Series, so that a total of 20,000,000 shares of the Corporation are currently classified as shares of Class E common stock; and
      Ten Million (10,000,000) authorized, unissued and unclassified shares of the Corporation ( par value of $.01 per share) were classified and designated as Class F common stock, representing the shares of Manning & Napier Fund, Inc. Financial Services Series, so that a total of 20,000,000 shares of the Corporation are currently classified as shares of Class F common stock.
      SECOND: A description of the shares so classified with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions or redemption as set or changed by the board of directors of the Corporation as follows:

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      A description, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of each class of common stock of the Corporation are set forth in Article Fifth of the Corporation's Articles of Incorporation, as amended, and have not been changed by the board of directors of the Corporation.
      THIRD: The shares aforesaid have been duly classified by the board of directors pursuant to authority and power contained in the charter of the Corporation.


     IN WITNESS WHEREOF, Manning & Napier Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President and attested by its Secretary on January 19, 1989.

                              Manning & Napier Fund, Inc.

                              By: /s/ William Manning
                                      William Manning
                                         President

Attest:

/s/ B. Reuben Auspitz
    B. Reuben Auspitz, Secretary




       THE UNDERSIGNED, President of Manning & Napier Fund, Inc., who executed on behalf of said corporation the foregoing Articles Supplementary to the Charter of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.



/s/ William Manning
    William Manning